Exhibit 5.1

May 11, 2017

Alexion Pharmaceuticals, Inc.
100 College Street,
New Haven, Connecticut 06510
Attn: John B. Moriarty, Jr.

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing by Alexion Pharmaceuticals, Inc. (the “Company”) of a post-effective amendment to its Registration Statements on Form S-8 (Registration No. 333-205379, Registration No. 333-153612, Registration No. 333-146319, Registration No. 333-139600, Registration No. 333-123212) (collectively, the “Registration Statements”) to reflect that the Alexion Pharmaceuticals, Inc. Amended & Restated 2004 Incentive Plan (the “2004 Plan”) was replaced by the Alexion Pharmaceuticals, Inc. 2017 Incentive Plan (the “2017 Plan”), effective as of May 10, 2017. The 2017 Plan authorizes the issuance of up to 10,096,0128 shares of Common Stock (the “Shares”) that were subject to awards outstanding under the 2004 Incentive Plan on or after March 14, 2017 that are subsequently canceled, cash settled, expired, forfeited, or otherwise terminated without the delivery of such Shares, subject to the limitations in the 2017 Plan.

We are familiar with the actions taken by the Company in connection with the adoption of the 2017 Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the 2017 Plan, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP